EXHIBIT 99.1

First Advantage Bancorp Announces 2009 Third Quarter Earnings

CLARKSVILLE, Tenn., Nov. 12, 2009 (GLOBE NEWSWIRE) -- First Advantage Bancorp (the "Company") (Nasdaq:FABK), the holding company for First Federal Savings Bank (the "Bank"), today announced its results of operations for the three and nine months ended September 30, 2009. Net income for the three months ended September 30, 2009 was $390,000, compared to a net loss of $9.5 million for the same period in 2008. In the third quarter one year ago the reported loss of $9.5 million included a write-down for certain investment securities classified as available-for-sale and losses on the sale of Federal National Mortgage Association ("Fannie Mae") perpetual preferred securities totaling $13.6 million or $8.4 million, after-tax. For the nine months ended September 30, 2009 net income was $700,000, compared to a net loss of $8.4 million, for the nine months ended September 30, 2008.

Basic and diluted earnings per share for the three months ended September 30, 2009 amounted to $0.09, compared to ($2.04) for the three months ended September 30, 2008. Earnings per share amounted to $0.16 per basic share and $0.15 per diluted share for the nine months ended September 30, 2009, compared to ($1.77) per basic share and ($1.77) per diluted share for the nine months ended September 30, 2008.

"We are very proud that the recent FDIC Market Share Report indicated that the Bank gained substantial market share from June 30, 2008 to June 30, 2009. This is reflective of our relentless commitment to provide remarkable customer service," said Earl O. Bradley, III, Chief Executive Officer of the Company. "During 2009 we have continued to prudently grow loans at an annualized rate of about 17.8%, while maintaining solid asset quality. We have also experienced steady deposit growth of about 15.1% on an annualized basis. Our net income improved this quarter, primarily because of the FDIC special assessment which negatively impacted earnings for the first half of the year. However, our net interest margin improved by ten basis points for the third quarter when compared to the second quarter."

Mr. Bradley continued, "Management remains focused on increasing earnings, but not at the cost of deviating from our disciplined approach to both deposit gathering and lending. We continue to believe that the Bank is well positioned to capitalize on potential opportunities as the economy emerges from the protracted recession."

Dividend Declared

As previously announced, the Board of Directors of the Company, at its October 21, 2009 meeting, declared a quarterly cash dividend of $0.05 per common share. The dividend is payable on or about November 16, 2009 to stockholders of record as of the close of business on November 2, 2009.

Balance Sheet Review - Annualized

Total assets increased $14.3 million to $352.7 million reflecting annualized growth of 5.6% during the nine months ended September 30, 2009. Total loans increased $23.7 million to $202.3 million as of September 30, 2009 reflecting annualized growth of 17.8% during the first nine months of 2009. Total deposits increased $21.1 million to $207.9 million as of September 30, 2009, resulting in an annualized growth rate of 15.1% during the nine month period ended September 30, 2009. Total equity increased $467,000 to $70.7 million reflecting an annualized growth of 1.0% during the nine months ended September 30, 2009.

Results of Operations - Three Months Ended September 30, 2009 and 2008

Net interest income for the three months ended September 30, 2009 remained stable at $2.8 million compared to the third quarter of 2008. The net interest margin for the three months ended September 30, 2009 was 3.39%, compared to 3.58% for the three months ended September 30, 2008.

Non-interest income for the quarter ended September 30, 2009 totaled $671,000 compared to a loss of $15.6 million for the quarter ended September 30, 2008. During the third quarter of 2009 the Company benefited from an increase of $139,000 in net gains on sales of mortgage loans and increased income from customer related service fees, while commissions on insurance and brokerage were down. The loss in non-interest income for the three months ended September 30, 2008 was primarily due to write-downs for certain investment securities classified as available-for-sale and losses on the sale of Fannie Mae perpetual preferred securities.

Non-interest expense was relatively flat at $2.7 million for the three months ended September 30, 2009 compared to $2.6 million for the three months ended September 30, 2008.

Results of Operations - Nine Months Ended September 30, 2009 and 2008

Net interest income for the nine months ended September 30, 2009 remained stable at $8.0 million compared to the nine months ended September 30, 2008. The net interest margin for the nine months ended September 30, 2009 was 3.33%, compared to 3.67% for the nine months ended September 30, 2008.

Non-interest income for the nine months ended September 30, 2009 totaled $2.1 million compared to a loss of $14.2 million for the nine months ended September 30, 2008. During the first nine months of 2009 the Company benefited from an increase of $510,000 in net gains on sales of mortgage loans and increased income from customer related service fees. The loss in non-interest income for the nine months ended September 30, 2008 was primarily due to write-downs for certain investment securities classified as available-for-sale and losses on the sale of Fannie Mae perpetual preferred securities.

Non-interest expense for the nine months ended September 30, 2009 was $8.4 million compared to $7.7 million for the same period one year ago. The increase in non-interest expense was primarily due to increases in FDIC insurance premiums and costs related to stock awards. FDIC insurance costs increased by $377,000 due to higher deposit insurance premiums for 2009 related to an industry-wide increase in assessment rates and a one-time special assessment as of June 30, 2009. Additionally, the Bank had increased expenses of $423,000 for employees and directors related to the Company's 2008 Equity Incentive Plan.

About First Advantage Bancorp

Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee. The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border. First Federal Savings Bank offers a full range of retail and commercial financial services. The Bank's website address is www.firstfederalsb.com. First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol "FABK."

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank's market area, changes in real estate market values in First Federal Savings Bank's market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

                      FIRST ADVANTAGE BANCORP
                      SELECTED FINANCIAL DATA
     (Unaudited-Dollars in thousands, except per share data)

                                                             Twelve
                                                             Months
                     Three Months Ended  Nine Months Ended    Ended
                        September 30       September 30      Dec. 31,
                    ------------------- ------------------- ---------
 SELECTED FINANCIAL    2009      2008      2009      2008     2008
  CONDITION DATA:

  END OF PERIOD
   BALANCES
   Assets                               $ 352,660 $ 327,304 $ 338,404
   Available-for-
    sale Securities,
    at fair value                         113,527   132,899   129,076
   Loans, gross                           202,329   165,617   178,587
   Allowance for
    Loan Losses                             2,636     2,039     2,175
   Deposits                               207,930   172,486   186,807
   FHLB Advances and
    Other Borrowings                       71,015    83,316    78,597
   Common Share-
    holders' Equity                        70,728    68,181    70,261

  AVERAGE BALANCES
   Assets           $ 347,864 $ 329,443 $ 340,648 $ 305,129 $ 311,336
   Earning Assets     325,424   313,724   319,403   291,609   296,380
   Investment
    securities        116,709   147,093   121,339   139,410   136,458
   Other investments   14,828     7,404    11,825     8,366     8,095
   Loans, gross       193,887   159,227   186,239   143,833   151,827
   Deposits           206,724   169,453   200,630   166,093   168,940
   FHLB Advances and
    Other Borrowings   68,350    81,532    67,795    57,755    63,516
   Common Share-
    holders' Equity    70,298    75,564    69,808    78,528    76,000

 SELECTED OPERATING
  RESULTS:
   Interest and
    Dividend Income $   4,340 $   4,625 $  12,842 $  12,846 $  17,285
   Interest Expense     1,559     1,799     4,878     4,835     6,602
                    --------- --------- --------- --------- ---------
   Net Interest
    Income              2,781     2,826     7,964     8,011    10,683
   Provision for
    Loan Losses           180       193       507       550       685
                    --------- --------- --------- --------- ---------
   Net Interest
    Income After
    Provision for
    Loan Losses         2,601     2,633     7,457     7,461     9,998
   Noninterest
    Income                671   (15,618)    2,056   (14,228)  (13,796)
   Noninterest
    Expense             2,665     2,637     8,441     7,702    10,145
                    --------- --------- --------- --------- ---------
   Income (Loss)
    Before Income
    Tax Expense
    (Benefit)             607   (15,622)    1,072   (14,469)  (13,943)
   Income Tax
    Expense
    (Benefit)             217    (6,090)      372    (6,075)   (5,848)
                    --------- --------- --------- --------- ---------
   Net Income (Loss)$     390 $  (9,532)$     700 $  (8,394)$  (8,095)
                    ========= ========= ========= ========= =========
   Basic Net Income
   (Loss) Per Common
   Share            $    0.09 $   (2.04)$    0.16 $   (1.77)$   (1.73)
   Diluted Net
    Income (Loss)
    per Common Share     0.09     (2.04)     0.15     (1.77)    (1.73)
   Dividends paid
    per common share     0.05       N/A      0.15       N/A      0.05
   Book Value Per
    Common Share                            16.10     14.90     15.47
   Common Shares
    Outstanding     4,393,820 4,575,811 4,393,820 4,575,811 4,541,514
   Basic Weighted
    Average Common
    Shares
    Outstanding     4,482,274 4,677,316 4,514,591 4,734,131 4,691,863
   Diluted Weighted
    Average Common
    Shares
    Outstanding     4,582,963 4,677,316 4,622,233 4,734,131 4,691,863
 SELECTED ASSET
  QUALITY
   Net Charge-offs  $      25 $      14 $      46 $      21 $      20
   Classified Assets                        3,149     2,095      2102
   Nonperforming
    Loans                                     990       808       830
   Nonperforming
    Assets                                  1,030       808       830
   Total nonperform-
    ing loans to
    total loans                              0.55%     0.49%     0.46%
   Total nonperform-
    ing loans to
    total assets                             0.28%     0.25%     0.26%
   Total nonperform-
    ing assets to
    total assets                             0.29%     0.25%     0.26%

 SELECTED RATIOS
  (quarterly and
  year-to-date rates
  annualized)
   Return on Average
    Assets               0.44%   (11.51)%    0.27%    (3.67)%   (2.60)%
   Return on Average
    Common Share-
    holders' Equity      2.20    (50.18)     1.34    (14.28)   (10.65)
   Average Common
    Shareholders'
    Equity to
    Average Assets      20.21     22.94     20.49     25.74     24.41
   Net Interest
    Margin               3.39      3.58      3.33      3.67      3.60

CONTACT:  First Advantage Bancorp
          Earl O. Bradley, III
            931-552-6176
          Patrick C. Greenwell
            931-552-6176